PRESS RELEASE
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FOR IMMEDIATE RELEASE:  MARCH 25, 1999

                COOPERATIVE BANKSHARES, INC.
            ANNOUNCES STOCK REPURCHASE PROGRAM



     Wilmington, North Carolina -- Cooperative Bankshares, Inc., announced today that it is commencing a stock repurchase program to acquire up to 152,000 shares of the corporation's common stock, which represents approximately 5% of the outstanding common stock. The program is dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the corporation. The corporation announced its first repurchase of stock on January 28, 1999. This repurchase was completed on February 26, 1999.

     Frederick Willetts, III, Chairman, stated that the Board of Directors has authorized the second repurchase program, which is expected to be completed within 6 months. Mr. Willetts explained that the Board of Directors considers the Corporation's common stock to be an attractive investment. In addition, it is expected that a reduction in the amount of the corporation's outstanding stock will have the effect of increasing the corporation's per share earnings and book value.

     According to Mr. Willetts, the repurchase generally will be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     Cooperative Bankshares, Inc., is the parent company of Cooperative Bank. Originally chartered in 1898, Cooperative provides a full range of financial services through 17 offices in eastern North Carolina.

                   For Additional Information
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                   Frederick Willetts, III, Chairman
                Daniel W. Eller, Senior Vice President